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                                                                    Exhibit 10.5

                   CAMBRIDGE ENERGY RESEARCH ASSOCIATES, INC.
                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of         , 1997, between
Cambridge Energy Research Associates, Inc. (and any successor thereto,
"Employer"), a Massachusetts corporation, and                (the "Employee").

                              W I T N E S S E T H:


                  WHEREAS, on          , 1997 (the "Effective Date"), Global
Decisions Group LLC, a Delaware limited liability company (together with any successor thereto, the "Parent LLC"), acquired (x) all of the outstanding capital stock of MCM Group, Inc., a Delaware corporation ("MGI"), pursuant to the merger of GDG Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent LLC, with and into MGI, with MGI as the surviving corporation, and (y) all of the capital stock of Employer and certain of the limited partnership interests of Cambridge Energy Research Associates Limited Partnership, a Delaware limited partnership ("CERA LP"), pursuant to the exchange of such capital stock and such partnership interests for limited liability company interests and certain other contingent interests in the Parent LLC (the "Transactions");

                  WHEREAS, on the Effective Date, the Parent LLC contributed to Employer the partnership interests of CERA LP so acquired by the Parent LLC, whereupon Employer became the sole partner of CERA LP and CERA LP was dissolved by operation of law;

                  WHEREAS, prior to the Effective Date, the Employee was
employed by CERA LP pursuant to an employment agreement, dated        , 199
(the "Prior Agreement");

                  WHEREAS, in order to secure the continued services of the Employee following the Transactions, Employer desires to enter into this agreement embodying the terms of such employment (this "Agreement"), which Agreement shall replace and supersede the Prior Agreement in all respects;

                  WHEREAS, the Employee desires to accept such continued employment on the terms and conditions set forth herein and enter into this Agreement, whereupon the Prior Agreement shall be deemed to have been terminated and to have no continuing force or effect;
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                  WHEREAS, Employer and the Employee agree that the Employee will have a prominent role in the management of the business, and the development of the goodwill, of the Parent LLC, Employer, MGI and their respective subsidiaries (the Parent LLC, Employer, MGI and such subsidiaries collectively referred to as the "MGI/CERA Group") and will establish and develop relations and contacts with the principal customers of the MGI/CERA Group in the United States and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Employee to compete unfairly with, the MGI/CERA Group; and

                  WHEREAS, (i) in the course of his employment by Employer and any provision of services to the other members of the MGI/CERA Group, the Employee will obtain confidential information and trade secrets concerning the worldwide business and operations of the MGI/CERA Group that could be used to compete unfairly with the MGI/CERA Group, (ii) the covenants and restrictions contained in Sections 8 through 13, inclusive, are intended to protect the legitimate interests of the MGI/CERA Group and to protect their respective goodwill, trade secrets and other confidential information and (iii) the Employee desires to agree to be bound by such covenants and restrictions and to enter into this Agreement;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, Employer and the Employee hereby agree as follows:

                  1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs the Employee and the Employee hereby accepts employment by Employer.

                  2. Term; Position and Responsibilities.

                  (a) Term of Employment. Unless the Employee's employment shall sooner terminate pursuant to Section 7, Employer shall employ the Employee for an initial term commencing on the date hereof and ending on the third anniversary thereof. Employment shall thereafter be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year each, unless either Employer or the Employee, at least six (6) months prior to the expiration of the initial term or any extended term, shall give written notice to the other of its intention not to renew such employment. The period during


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which the Employee is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period".

                  (b) Position and Responsibilities. During the Employment Period, the Employee will serve as [title to be inserted, as applicable] of Employer and have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with the Employee's position as the Board of Directors of Employer ("Employer's Board") shall specify from time to time. Additionally, Employer, in its sole discretion and giving due consideration to the Employee's duties and responsibilities in respect of the Employee, may request that the Employee perform similar services for any member of the MGI/CERA Group. If the Employee declines such request, the Employee may be required to perform such services upon a vote of 75% of the members of Employer's Board of Directors. The Employee will devote all of his skill, knowledge and working time to the performance of such duties, responsibilities and services, except for (i) reasonable vacation time as provided in Section 6(c) hereof and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of the Employee's duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors or the fulfillment of civic or charitable responsibilities, (B) reasonable time as may be necessary from time-to-time for personal financial matters and (C) reasonable time as may be devoted to personal, non-business related writings and to the teaching of university courses and similar activities to enhance the Employee's professional reputation. The Employee shall perform his duties, responsibilities and services from Employer's offices in [Cambridge, Massachusetts] [and] [Washington, D.C.] [Paris, France] and shall not be required by Employer to be personally based or transferred anywhere other than the metropolitan area in which such office(s) is/are now located, without the Employee's prior written consent. The Employee represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance by him with the terms and conditions of this Agreement will replace and supersede the terms and conditions of the Prior Agreement in all respects, and that the Prior Agreement shall be deemed to have been terminated and to have no continuing force or effect. The Employee further represents that this Agreement does not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.


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                  3. Base Salary. As compensation for the services to be
performed by the Employee hereunder, Employer will pay the Employee an annual base salary of $________ during the Employment Period. Employer will review the Employee's base salary from time to time during the Employment Period, but not less than on an annual basis, and, in the discretion of the Employer's Board, may increase such base salary from time to time based upon such factors as Employer's Board shall consider relevant. (The annual base salary payable to the Employee under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the "Base Salary".) The Base Salary payable under this Section 3 shall be reduced to the extent that the Employee elects to defer such Base Salary under the terms of any deferred compensation or savings plan maintained or established by Employer. Employer shall pay the Employee the Base Salary in installments based on the Employer's regular payroll practices, or in such other installments as may be mutually agreed upon by Employer and the Employee.

                  4. Incentive Compensation. During the Employment Period, the Employee shall participate in Employer's incentive compensation programs for its executive officers existing from time to time, at a level commensurate with his position and duties with the MGI/CERA Group, including [insert name of performance bonus program to be adopted at Closing] (the "CERA Bonus Plan"), pursuant to which the Employee shall be entitled to receive an annual incentive award if [Employer] [the MGI/CERA Group] achieves the annual operating targets and the Employee achieves the performance goals established by the Employer's Board from time to time[, such performance bonus (i) to equal ___% of the Employee's Base Salary for a fiscal year of Employer, if [Employer] [the MGI/CERA Group] and the Employee achieve 100% of the performance objectives established for such fiscal year and (ii) to be increased or reduced, in accordance with the CERA Bonus Plan, if [Employer] [the MGI/CERA Group] or the Employee exceeds or fails to achieve 100% of such performance objectives for such fiscal year, respectively].

                  5. Employee Benefits. During the Employment Period, the Employee will be entitled to participate in all of Employer's employee and welfare benefits programs and plans, including, without limitation, life, hospital, medical, dental and disability insurance ("Welfare Benefits") in accordance with plans and programs of the MGI/CERA Group then available to executive employees, as the same may be amended and in effect from time to time,


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provided that such Welfare Benefits shall be at least as favorable for three years commencing on the date hereof as those provided to the Employee immediately prior to the execution and delivery of this Agreement. The Employee shall also be entitled to participate in all of Employer's profit sharing, pension, retirement, deferred compensation and savings plans, if any, as the same may be amended and in effect from time to time, at levels and having interests commensurate with the Employee's then current period of service, compensation and position.

                  6. Perquisites and Expenses.

                  (a) General. During the term of the Employee's employment hereunder, the Employee shall be entitled to participate in the Cambridge Energy Research Associates, Inc. LLC Unit Option Plan and any other special benefit or perquisite program generally available from time to time to executive officers of Employer, on the terms and conditions then prevailing under such plan or program.

                  (b) Business Travel, Lodging, etc. Employer shall reimburse the Employee for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer's business travel reimbursement policies applicable to executives, as in effect from time to time, provided that such policies shall permit the Employee to incur such expenses on a first class or other equivalent basis.

                  (c) Vacation and Sick Days. The Employee shall be entitled to five weeks of paid vacation per year, or such other longer period as Employer's Board, in its discretion, may determine to be appropriate, without, except as permitted in the discretion of the chairman of Employer's Board, carry-over accumulation. The Employee shall be entitled to continue to accumulate paid sick days in accordance with the policies of Employer in effect from time to time.

                  7. Termination of Employment.

                  (a) Termination Due to Death or Disability. In the event that the Employee's employment hereunder terminates due to death, Employer will pay the Employee's estate (or designated beneficiary) his Base Salary for a period of


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12 months after the date of his death. In the event the Employee's employment is terminated by Employer due to the Employee's Disability (as defined below), no termination benefits shall be payable to or in respect of the Employee except as provided in Section 7(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Employee of substantially all of his duties hereunder lasting for a continuous period of six months or longer. The good faith judgment of Employer's Board as to the Employee's Disability shall be final and shall be based on the determination (evidenced by a written report or certificate) by a physician selected by Employer or its insurers, and acceptable to the Employee or the Employee's legal representative, that the Employee is incapable, due to mental or physical illness, to perform his duties on a full-time basis for a continuous period of six months or longer.

                  (b) Termination by Employer for Cause. The Employee's employment may be terminated for "Cause" by Employer. "Cause" shall mean (i) the willful failure of the Employee substantially to perform his duties as an employee of, or in connection with his provision of services to, any member of the MGI/CERA Group (other than any such failure due to physical or mental illness), (ii) in the reasonable judgment of the Board, the Employee's engaging in willful and serious misconduct that is injurious to Employer or any member of the MGI/CERA Group, (iii) the Employee's conviction of, or entering a plea of nolocontendere to, a crime that constitutes a felony, (iv) the material violation by the Employee of any material federal or state securities law or (v) the willful and material breach by the Employee of any of the covenants set forth under Section 8, 9, 10 or 11 hereof or of any take-along or similar covenants applicable to the limited liability company interests, or options to purchase such limited liability company interests, of the Parent LLC held by the Employee. Termination of employment of the Employee shall not be deemed to be for Cause hereunder unless and until (A) in the event of any Cause defined in clauses (i), (ii), (iv) and (v) of this paragraph (b), a written notice has been delivered to the Employee by Employer which specifically identifies the Cause which is the basis for termination and the Employee has failed to cure or remedy the act or omission so identified within a period of fourteen (14) business days after the Employee's receipt of Employer's notice and (B) Employer's Board of Directors has voted to terminate the Employee for Cause, which vote shall be an affirmative vote of not less than a majority of the members


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of Employer's Board of Directors (excluding the Employee if he is a member of such Board), after reasonable notice has been provided to the Employee and the Employee shall have been given an opportunity, together with counsel, to be heard before Employer's Board of Directors. For purposes of this provision, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the MGI/CERA Group. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Employer's Board of Directors or upon the instructions of such Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the MGI/CERA Group.

                  (c) Termination Without Cause. A termination "Without Cause" shall mean a termination of employment by Employer other than due to Disability as described in Section 7(a) or Cause as defined in Section 7(b).

                  (d) Termination by the Employee for Good Reason. The Employee may terminate his employment for "Good Reason." "Good Reason" shall mean a termination of employment by the Employee within 30 days following the occurrence, without the Employee's consent, of the following: (i) any assignment to the Employee of any duties that are significantly different from, and result in a significant diminution of, the duties that he is to assume on the date hereof pursuant to this Agreement (or duties pursuant to such other position with Employer to which Employee may have been promoted with Employee's approval), (ii) the failure of Employer to obtain the assumption of this Agreement by any successor as contemplated by Section 14, (iii) any reduction of the Employee's Base Salary or Welfare Benefits or incentive compensation opportunity from the levels set forth in Sections 3, 4(a) and 5 hereof, respectively, not including any increases thereof pursuant to such Sections or
(iv) Employer's requiring the Employee to be based at any office or location other than as provided in Section 2 hereof or the Employer's requiring the Employee to travel on Employer business to a substantially greater extent than reasonably and customarily required in the performance of his responsibilities.

                  (e) Notice of Termination. Any termination by Employer pursuant to Section 7(a), 7(b) or 7(c), or by the


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Employee pursuant to Section 7(d), shall be communicated by a written "Notice of
Termination" addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that the Employee's employment here under has been or will be terminated, setting forth the termination date, which shall be no earlier than the date on which the Notice of Termination is given, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment.

                  (f)  Payments Upon Certain Terminations.

                  (i) In the event of a termination of the Employee's employment by Employer Without Cause or a termination by the Employee of his employment for Good Reason during the Employment Period, subject to Section 7(h), Employer shall pay to the Employee (or following his death, to the Employee's beneficiary):

         (A)(1) his Base Salary, payable in installments, based on the Employer's regular payroll practices, for the period beginning on the Date of Termination and ending on the last day of the Employment Period, determined without regard to the fact of the termination of the Employee's employment (as the Employment Period may have been extended prior to the Date of Termination pursuant to Section 2(a) or otherwise); and

            (2)   an amount equal to the greater of

                  (i)  the excess of:

                       (x) if, as of the Date of Termination, the - MGI/CERA Group has achieved at least the pro rata portion (based on the number of days from the beginning of the then current fiscal year to the Date of Termination (the "Proportionate Period")) of the applicable targets established under the CERA Bonus Plan for the fiscal year that includes the Date of Termination, an amount equal to the amount of incentive compensation that would have been payable to the Employee for such fiscal year under the


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                           CERA Bonus Plan had he remained employed for the
                           entire fiscal year, over

                  (y) the amount of incentive compensation previously paid or, at the election of the Employee, deferred for the Proportionate Period, and
              (ii)

                  (x) the pro rata portion (based on the Proportionate Period) of an amount computed by multiplying the amount of incentive compensation that would have been payable to the Employee for such fiscal year under the CERA Bonus Plan had he remained employed for the entire fiscal year and assuming all targets had been met pursuant to such Plan by a percentage equal to the average of the percentages of the incentive compensation bonuses actually paid to [list other two CERA Principals] for such fiscal year under the CERA Bonus Plan], over

                  (y) the amount of incentive compensation previously paid or, at the election of the Employee, deferred for the Proportionate Period,

                  in either case payable in one lump sum as soon as reasonably practicable following receipt by Employer of the MGI/CERA Group's financial statements for the applicable fiscal year (accompanied by an audit report of its accountants), less

         (B) any amount paid or to be paid to the Employee under the terms of any severance plan or program of Employer, if any, as in effect on the Date of Termination;

         provided that Employer may, in its sole discretion, at any time, pay to the Employee in a single lump sum and in satisfaction of Employer's obligations under clauses (A)(1) and (2) of this sentence, an amount equal to (x) the installments of the Base Salary then remaining to be paid to the Employee pursuant to clause (A)(1) of


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         this sentence, and the amount, if any, then remaining to be paid to the
         Employee pursuant to clause (A)(2) of this sentence, less (y) the amount, if any, remaining to be paid to the Employee pursuant to any plan or program referred to in clause (B) of this sentence. If the Employee's employment shall so terminate, (1) for the balance of the Employment Period, (determined without regard to the fact of the termination of the Employee's employment (as the Employment Period may have been extended prior to the Date of Termination pursuant to Section 2(a) or otherwise) or such longer period as may be provided by the terms of the applicable plan, program, practice or policy, Employer shall continue to provide to the Employee and/or Employee's family Welfare Benefits (other than disability insurance) at least equal to those that would have been provided to him or them in accordance with
         Section 5 if the Employee's employment had not been so terminated or, if more favorable to the Employee, as in effect generally during such Employment Period with respect to other senior executives of the Company and their families and (2) the Employee shall have no affirmative duty to seek new employment. If the Employee obtains new employment and the Employer has not paid a lump sum to the Employee pursuant to the proviso to the first sentence of this Section 7(f)(i), any salary continuation payments to which the Employee may be entitled pursuant to clause (A)(1) of the first sentence of this Section 7(f)(i) shall be reduced or canceled to the extent that any salary, fees or other cash compensation from such employment is paid or payable to or on behalf of the Employee. Any benefits payable to the Employee and/or the Employee's family under clause (1) of the second sentence of this
         Section 7(f)(i) or any otherwise applicable plans, policies and practices of Employer, including all Welfare Benefits described in
         Section 5 hereof, shall be reduced or canceled to the extent of any comparable benefit cover age offered to the Employee for whom the Employee performs services, including consulting services.

                  (ii) If, during the Employment Period, the Employee's employment shall terminate upon his death, Disability or retirement on or after age 60, or if the Employee shall terminate his employment without Good Reason or if Employer shall terminate the Employee's employment for Cause, subject to Section 7(h), Employer shall pay the Employee his Base Salary through the Date of Termination or, in the case of the Employee's death,


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         through twelve months following the Date of Termination, plus, in the case of termination upon the Employee's death, Disability or retirement on or after age 60, the excess of (x) if, as of the Date of Termination, [Employer] [the MGI/CERA Group] has achieved at least the pro rata portion (based on the Proportionate Period) of the applicable targets established under the CERA Bonus Plan for the fiscal year that includes the Date of Termination, an amount equal to the product of (A) the amount of incentive compensation that would have been payable to the Employee for such fiscal year under the CERA Bonus Plan had he remained employed for the entire fiscal year and (B) a fraction, the numerator of which is equal to the number of days in such fiscal year that precedes the Date of Termination (but not including any time between the onset of a physical or mental disability that is determined to be a Disability and the resulting Date of Termination) and the denominator of which is equal to 365, over (y) the amount of incentive compensation previously paid or, at the election of the Employee, deferred for the Proportionate Period. Any benefits, including Welfare Benefits and disability benefits, if any, pursuant to Employer's disability program, payable to or in respect of the Employee under any otherwise applicable plans, policies and practices of Employer shall not be limited by this provision.

                  (g) Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death or retirement on or after age 60, the date of his death or retirement, (ii) if the Employee's employment is terminated by the Employee without Good Reason, the date of termination set forth in the Notice of Termination, (iii) if the Employee's employment is terminated by Employer for Cause, the date of termination set forth in the Notice of Termination, and (iv) if the Employee's employment is terminated by Employer Without Cause, due to the Employee's Disability or by the Employee for Good Reason, 30 days after the date of termination set forth in the Notice of Termination.

                  (h) Resignation from Offices and Board Member ships. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of the Employee's termination of employment with Employer, the Employee shall resign in writing from all (i) offices then held by him with Employer or any other member of the MGI/CERA Group and (ii) Board memberships then held by him on the Boards of


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(x) Employer or any other member of the MGI/CERA Group or (y) any other organization with which he is affiliated by virtue of his position with Employer or any other member of the MGI/CERA Group. The Employee shall execute all documents and instruments and take all other actions reasonably requested by Employer to effectuate such resignations. All payments due or to become due to the Employee pursuant to this Agreement, including any such payments pursuant to
Section 7(f), and, to the fullest extent permitted by applicable law, pursuant to any otherwise applicable plan, policy, program or practice of Employer or any other member of the MGI/CERA Group, shall be subject to such resignations by the Employee and the performance by Employee of each of his obligations under this
Section 7(h).

                  8. Unauthorized Disclosure. During the period of the Employee's employment with Employer or any other member of the MGI/CERA Group and the five-year period following any termination of such employment, without the prior written consent of Employer's Board or its authorized representative, except to the extent required by an order of a court having apparent jurisdiction or under subpoena from an appropriate government agency, in which event, the Employee will use reasonable efforts to consult with Employer's Board prior to responding to any such order or subpoena, and except as required in the performance of his duties here under, the Employee shall not disclose any confidential or proprietary trade secrets, customer lists, proprietary designs, information regarding product development, marketing plans, sales plans, prices, profits, costs, contracts, management organization information (including data and other information relating to members of Employer's Board or of the Board of any other member of the MGI/CERA Group, or management of Employer or any other member of the MGI/CERA Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information relating to Employer or any other member of the MGI/CERA Group that Employer or any other member of the MGI/CERA Group may receive belonging to suppliers, customers or others who do business with Employer or any other member of the MGI/CERA Group (collectively, "Confidential Information") to any third person. Notwithstanding the foregoing, "Confidential Information" shall not include (i) any information that has been previously disclosed to the public or is in the public domain other than as a result of the Employee's breach of this
Section 8, (ii) any information which is or becomes available to the Employee on a non-confidential basis from a third party, provided that such third party was not known by


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the Employee to be bound by a confidentiality agreement or contractual obligation of confidentiality with respect to such information, (iii) is disclosed by Employer to a third party without a duty of confidentiality or (iv) is independently developed by a third party without the advice or assistance of the Employee.

                  9. Non-Competition. During the period of Employee's employment and, following any termination thereof, (x) if the Employee's employment shall have been terminated by Employer Without Cause or by the Employee for Good Reason, the period ending on the first anniversary of the Date of Termination and (y) if such employment shall have been terminated for any other reason, the period ending on the later of (i) the first anniversary of the Date of Termination and (ii) the last day upon which any payments are made pursuant to Section 7(f)(i)(A)(1) or 7(f)(i)(B), the Employee shall not, directly or indirectly, (A) as an individual proprietor, partner, member, principal, officer, employee, agent, consultant or stockholder, develop, produce, market, sell or render (or assist any other person in developing, producing, marketing, selling or rendering) products or services competitive anywhere in the United States or elsewhere in the world with, or (B) engage in business with, serve as an agent or consultant to, become an individual proprietor, partner, member, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of or become employed in an executive capacity by, any person, firm or other entity ("Competitor") a substantial portion of whose business competes anywhere in the United States or elsewhere in the world with a substantial portion of the business of the MGI/CERA Group that relates to the financial information, financial analysis, energy information and analysis or any other business then engaged in by any members of the MGI/CERA Group, provided, that this Section 9 shall not be deemed to prohibit the Employee from teaching courses at educational institutions or writing books or articles for public sale or making appearances on television or preparing or otherwise participating in television programs. For the purposes of this Section 9, a "substantial portion" (x) in the case of the business of Competitor shall mean a line or lines of business that account for more than 50% of the consolidated revenues of Competitor and (y) in the case of the MGI/CERA Group shall mean a line or lines of business that account for more than 25% of the consolidated revenues of the MGI/CERA Group, in each case for the fiscal year ended immediately prior to the date on which the Employee first proposes to engage in any


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of the activities described in clause (B) of the immediately preceding sentence;
provided, however, that in the case of a Competitor that has had less than three full years of operations, a "substantial portion" shall mean a line or lines of business accounting for more than 50% of the projected consolidated revenues of such Competitor for the two fiscal years next succeeding the date on which the Employee first proposes to engage in any of the activities described in clause
(B) of the immediately preceding sentence. Whether any such person, firm or entity so competes shall be determined in good faith by Employer's Board. For purposes of this Section 9, the phrase employment "in an executive capacity" shall mean employment in any position in connection with which the Employee has or reasonably would be viewed as having powers and authorities with respect to any other person, firm or other entity or any part of the business thereof that are substantially similar, with respect thereto, to the powers and authorities assigned to any executive officer of Employer as described in the By-Laws of Employer as in effect on the date hereof, a copy of the relevant portions of which has been delivered to and reviewed by the Employee on or prior to the date hereof.

                  10. Non-Solicitation of Employees. Except in connection with the performance of his duties for the MGI/CERA Group, during the period of the Employee's employment with Employer or any other member of the MGI/CERA Group and thereafter for any period that the Employee is receiving payments pursuant to Section 7(f)(i)(A)(1) or 7(f)(i)(B) (the "Restriction Period"), the Employee shall not, directly or indirectly, for his own account or the account of any other person or entity with which he shall become associated in any capacity,
(a) solicit for employment or employ the services of any person who at the time is employed by or otherwise engaged to perform services for Employer or any other member of the MGI/CERA Group, regard less of whether such employment is direct or through an entity with which such person is employed or associated, or otherwise intentionally interfere with the relationship of Employer or any other member of the MGI/CERA Group with any person or entity who or which is at the time employed by or otherwise engaged to perform services for the Employer or any other member of the MGI/CERA Group, including under this clause (a) any person who performs services on behalf of the Employer or any other member of the MGI/CERA Group as an independent sales agent or sales representative or (b) induce any employee of Employer or any other member of the MGI/CERA Group to engage in any activity which the Employee is prohibited from engaging in under Sections 9, 10 and 11 hereof or to terminate his employment with Employer or any other member of the MGI/CERA Group.

                  11. Non-Solicitation of Clients. During the Restriction Period, the Employee shall not, directly or indirectly, solicit for himself or any other person, firm or entity anywhere in the United States or elsewhere in the world any business relationship of a nature that is substantially competitive with the business or relationship of Employer or any other member of the MGI/CERA Group with any person, firm or corporation which was a customer, client or distributor of Employer or any other member of the MGI/CERA Group at any time during the Employment Period (in the case of any such activity during the Employment Period) or during the twelve-month period preceding the date of Employee's termination of employment with or the provision of services to Employer or any other member of the MGI/CERA Group other than any such solicitation during Employee's employment with Employer or any other member of the MGI/CERA Group on behalf of Employer or any other member of the MGI/CERA Group.

                  12. Return of Documents. In the event of the termination of the Employee's employment for any reason, the Employee will deliver to Employer all property and non-personal documents and data of any nature and in whatever medium pertaining to employment with or, the provision of services to, Employer or any other member of the MGI/CERA Group, and he will not take with him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information. Whether documents or data are "personal" or "non-personal" shall be determined as follows: the Employee shall present any documents or data that he wishes to take with him to the chief legal officer of Employer for his review. Such chief legal officer shall make an initial determination whether any such documents or data are personal or non-personal, and with respect to such documents or data that he determines to be non-personal, shall notify the Employee either that such documents or data must be retained by Employer or that Employer must make and retain a copy thereof before the Employee may take such documents or data with him. Any disputes as to the personal or non-personal nature of any such documents or data shall first be presented to the Chairman of Employer's Board or to another representative designated by Employer's Board (such Chairman or representative, the "Chairman"), and if such disputes are not promptly resolved by the Employee and the

Chairman, such disputes shall be resolved through arbitration pursuant to
Section 17(b).

                  13. Injunctive Relief with Respect to Covenants. Employee acknowledges and agrees that the covenants, obligations and agreements of the Employee with respect to noncompetition, nonsolicitation, confidentiality and Employer property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Employee from committing any violation of the covenants, obligations or agreements referred to in this Section 13. These in junctive remedies are cumulative and in addition to any other rights and remedies Employer may have. If Employer does not prevail in obtaining the injunctive relief it seeks, Employer shall reimburse the Employee for any legal expenses incurred by him in defending against the imposition of such injunctive relief. Employer and the Employee hereby irrevocably submit to the exclusive jurisdiction of the courts of the States of New York and Delaware and the Federal courts of the United States of America, located in the State, City and County of New York or in the District of Delaware, as applicable, in respect of the injunctive remedies set forth in this Section 13 and the interpretation and enforcement of Sections 8, 9, 10, 11, 12 and 13 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 13, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court,
(iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 13. All disputes not relating to any request or application for injunctive relief in accordance with this Section 13 shall be resolved by arbitration as contemplated by Section 17(b).

                  14. Assumption of Agreement. Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from Employer in the same amount and on the same terms as the Employee would be entitled hereunder if Employer terminated his employment Without Cause as contemplated by Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  15. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings and arrangements with respect thereto. All prior correspondence and proposals (including summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with the Employee by any other person or entity) are merged herein and superseded hereby.

                  16. Indemnification. Employer agrees that it shall indemnify and hold harmless the Employee to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys' fees, arising out of the employment of the Employee hereunder, except to the extent arising out of or based upon the bad faith or willful misconduct of the Employee. Costs and expenses incurred by the Employee in defense of litigation, including attorneys' fees, shall be paid by Employer in advance of the final disposition of such litigation upon receipt of an undertaking adequate under Delaware law made by or on behalf of the Employee to repay such amount if it shall ultimately be determined that the Employee is not entitled to be indemnified by Employer under this Agreement.

                  17. Miscellaneous.

                  (a) Binding Effect. This Agreement shall be binding on and inure to the benefit of Employer and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Employee and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party hereto, except pursuant to this Section 17(a) as hereinafter provided. Each of Parent LLC and Employer may effect such an assignment without prior written approval of the Employee upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 14.

                  (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 13) shall be resolved by binding arbitration. The arbitration shall be held in The City of New York, New York and except to the extent in consistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and the Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Employer, one appointed by the Employee, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the respective party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event the Employee prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by the Employer.

                  (c) Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of Delaware.

                  (d) Taxes. Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

                  (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer's Board or a person authorized thereby and is agreed to in writing by the Employee and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Parent LLC, is approved by the Board of Directors of Parent LLC or such officer of the Parent LLC as may be specifically designated for such purpose by such Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

                  (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  (A)  if to Employer, to it at:

                       Cambridge Energy Research Associates, Inc.
                       Charles Square
                       20 University Road
                       Cambridge, Massachusetts  02138
                       Attention: President

         (B) if to the Employee, to him at the address listed on the signature page hereof.

Copies of any notices or other communications given under this Agreement shall also be given to:

                           Clayton, Dubilier & Rice, Inc.
                           375 Park Avenue
                           New York, New York 10152
                           Attention: Donald J. Gogel

                           Brera Capital Partners, LLC
                           590 Madison Avenue, 18th Floor
                           New York, New York 10022
                           Attention:  Alberto Cribiore

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York 10022
                           Attention: Steven R. Gross, Esq.

                           and

                           Hale and Dorr
                           60 State Street
                           Boston, Massachusetts  02109
                           Attention:  Paul P. Brountas, Esq.

                  (h) Survival. Sections 7(h), 8, 9, 10, 11, 12, 13, 14, 15, 16
and 17 and, if the Employee's employment terminates in a manner giving rise to a payment under Section 7(f), Section 7(f) shall survive the termination of the employment of the Employee hereunder.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

                  IN WITNESS WHEREOF, Employer has duly executed this Agreement by its authorized representatives and the Employee has hereunto set his hand, in each case effective as of the date first above written.

                                    CAMBRIDGE ENERGY RESEARCH ASSOCIATES,
                                    INC.

                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                    [                  ]
                                     ------------------
                                      Name of Employee


                                    --------------------------------


                                    Address: